Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 19, 2009 with respect to the consolidated financial statements of Avalon Holdings Corporation appearing in the 2008 Annual Report of Avalon Holdings Corporation to its shareholders and with respect to the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
February 25, 2010